Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 12, 2019, with respect to the consolidated balance sheets of Psyop Media Company, LLC and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), changes in members’ equity and cash flows for each of the years in the two-year period ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York

June 6, 2019